Exhibit 99.1

Contact:	Steve Richards Chief Financial Officer 714/241-0303
TTM TECHNOLOGIES, INC. REPORTS FIRST QUARTER 2006 RESULTS;
STRONG PERFORMANCE CONTINUES, AND OUTLOOK REMAINS POSITIVE
SANTA ANA, CA — April 26, 2006 — TTM Technologies, Inc. (Nasdaq: TTMI), a leading manufacturer of time-critical and technologically advanced printed circuit boards, today reported results for the first quarter of 2006.
First-Quarter Results
First quarter 2006 net sales increased $9.6 million, or 15 percent, to a record $72.7 million from $63.1 million in the fourth quarter of 2005 and increased $13.8 million, or 23 percent, from $58.9 million in the first quarter of 2005. The sequential increase, from the fourth quarter of 2005, resulted primarily from improved demand as well as favorable quick-turn pricing trends.
For the first quarter of 2006, quick-turn business represented 21 percent of net sales, compared to 22 percent for the fourth quarter of 2005 and 21 percent for the first quarter of 2005.
Gross margin increased to 27.8 percent for the first quarter of 2006 from 23.8 percent in the fourth quarter of 2005 and 23.0 percent for the first quarter of 2005. Gross margin benefited from higher prices as well as better absorption of fixed costs due to increased production.
General and administrative expense, including amortization of intangibles, was $3.9 million in the first quarter of 2006, an increase from $3.1 million in the fourth quarter of 2005 and $3.7 million in the year-ago period. The increase was primarily due to incentive compensation and stock-based compensation expense.
As a result of strong revenue growth and higher profitability, TTM posted operating income of $13.0 million for the first quarter of 2006, up from $8.8 million for the fourth quarter of 2005 and $6.8 million for the first quarter of 2005.
Net income for the first quarter of 2006 was $8.8 million, or $0.21 per diluted share, compared with $19.0 million, or $0.46 per diluted share, for the fourth quarter of 2005, and $4.5 million, or $0.11 per diluted share, for the first quarter of 2005. Net income for the fourth quarter of 2005 included a $12.7 million, or $0.31 per diluted share, benefit from a reduction of the deferred income tax asset valuation allowance.
EBITDA (earnings before interest, taxes, depreciation and amortization) increased to $16.7 million for the first quarter of 2006 from $12.5 million for the fourth quarter of 2005 and $9.7 million for the first quarter of 2005.
In the first quarter of 2006, TTM generated cash flow from operations of $9.8 million, enabling it to fund net capital expenditures of $3.3 million while expanding its cash and short-term investments to a total of $90.5 million, an increase of $8.1 million from year-end 2005 levels.
“TTM continues to capitalize on strong industry conditions with solid demand across multiple market segments, especially in networking and communications,” said Kent Alder, President and CEO of TTM Technologies. “We significantly increased production at each of our facilities during the first quarter. We’re particularly pleased with TTM’s industry-leading earnings, strong cash flow and margin expansion.”
Outlook
For the second quarter of 2006, TTM is estimating further gains, with revenues in a range of $73 million to $77 million and earnings in a range of $0.20 to $0.24 per diluted share.
Conference Call/Webcast
TTM Technologies, Inc. is a leading supplier of time-critical and technologically advanced printed circuit boards to original equipment manufacturers and electronics manufacturing services companies. TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market.
The company will conduct a conference call to discuss its first-quarter performance and outlook today at 4:30 p.m. Eastern/1:30 p.m. Pacific time. The call will be simulcast and available for replay until May 3, 2006, on the company’s website, www.ttmtech.com.
This release contains forward-looking statements that relate to future events or performance. These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the company’s dependence upon the electronics industry, the company’s dependence upon a small number of customers, general economic conditions and specific conditions in the markets TTM addresses, the unpredictability of and potential fluctuation in future revenues and operating results, increased competition from low-cost foreign manufacturers, and other “Risk Factors” set forth in the company’s most recent SEC filings.
- Tables Follow -

TTM TECHNOLOGIES, INC.

Selected Unaudited Financial Information
(In thousands, except per share data)

	First Quarter		Fourth Quarter
	2006	2005	2005
CONSOLIDATED STATEMENTS OF OPERATIONS

Net sales	$72,688	$58,883	$63,131
Cost of goods sold	52,485	45,345	48,102

Gross profit	20,203	13,538	15,029

Operating expenses:
Selling and marketing	3,359	3,017	3,045
General and administrative	3,584	3,404	2,840
Amortization of definite-lived intangibles	300	300	301

Total operating expenses	7,243	6,721	6,186

Operating income	12,960	6,817	8,843

Interest expense	(42)	(51)	(63)
Amortization of debt issuance costs	(19)	(13)	(20)
Interest income and other, net	977	384	733

Income before income taxes	13,876	7,137	9,493
Income tax benefit (provision)	(5,065)	(2,677)	9,555

Net income	$8,811	$4,460	$19,048

Earnings per common share:
Basic	0.21	0.11	0.46
Diluted	0.21	0.11	0.46

Weighted average common shares:
Basic	41,441	41,078	41,301
Diluted	41,978	41,784	41,810

SELECTED BALANCE SHEET DATA

	April 3, 2006	December 31, 2005
Cash and short-term investments	$90,453	$82,358
Accounts receivable, net	42,422	38,631
Inventories, net	12,867	12,564
Total current assets	151,376	140,415
Net property, plant and equipment	52,650	51,798
Other assets	77,965	80,930
Total assets	281,991	273,143

Accounts payable	$12,567	$11,310
Total current liabilities	27,464	29,191
Stockholders’ equity	254,527	243,952
Total liabilities and stockholders’ equity	281,991	273,143
SUPPLEMENTAL DATA

	First Quarter		Fourth Quarter
	2006	2005	2005
EBITDA	$16,678	$9,684	$12,477
EBITA	$14,267	$7,531	$9,906

Gross margin	27.8%	23.0%	23.8%
EBITDA margin	22.9	16.4	19.8
Operating margin	17.8	11.6	14.0
End Market Breakdown:

	First Quarter
	2006	2005
Networking/communications	44.2%	49.3%
High-end computing	23.2	25.9
Industrial/medical	18.4	14.3
Computer peripherals	6.0	5.0
Handheld	2.7	2.4
Other	5.5	3.1
RECONCILIATIONS*

	First Quarter		Fourth Quarter
	2006	2005	2005
EBITA/EBITDA reconciliation:
Net income	$8,811	$4,460	$19,048
Add back items:
Income taxes	5,065	2,677	(9,555)
Interest expense	42	51	63
Amortization of debt issuance costs	19	13	20
Amortization of intangibles	330	330	330

EBITA	14,267	7,531	9,906

Depreciation expense	2,411	2,153	2,571

EBITDA	$16,678	$9,684	$12,477

*	This information provides a reconciliation of EBITA/EBITDA to the financial information in our consolidated statements of operations.
“EBITDA” means earnings before interest expense, income taxes, depreciation and amortization. “EBITA” means earnings before interest expense, income taxes and amortization. We present EBITDA / EBITA to enhance the understanding of our operating results. EBITDA / EBITA is a key measure we use to evaluate our operations. In addition, we provide our EBITDA / EBITA because we believe that investors and securities analysts will find EBITDA / EBITA to be a useful measure for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, EBITDA / EBITA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States.